SEPARATION AGREEMENT

THIS AGREEMENT, dated as of August 27, 2008 (the “Agreement”), by and between Southwestern Energy Company, a Delaware corporation (the “Company”), and Richard F. Lane (the “Executive”).

WHEREAS, the parties intend that this Agreement provide for the Executive’s resignation from employment with the Company and its subsidiaries;

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth in this Agreement, the parties hereto hereby agree as follows:

1.

Resignation Date.  Upon the expiration of the Revocation Period (defined below), the Executive hereby agrees that he will resign from his employment with the Company, including from his position as Executive Vice President of the Company and from all other offices and positions with the Company and all of its subsidiaries, affiliates, joint ventures, partnerships or any other business enterprises, as well as from any office or position with any trade group or other industry organization which he holds on behalf of the Company or its subsidiaries or affiliates, effective as of September 3, 2008 (the “Resignation Date”).

2.

Payments and Benefits.  Subject to the provisions of paragraph 14 of this Agreement and in consideration for the Executive’s obligations under this Agreement, in connection with the Executive’s resignation, the Company shall pay and provide the Executive with the payments and benefits described in this paragraph 2 (the “Payments and Benefits”), which shall be payable as provided herein, provided that the Executive does not revoke this Agreement during the Revocation Period (as defined below).  The Payments and Benefits shall consist of the following:

(i)

The Executive’s balance in his account as of the Payment Date (as hereinafter defined) under the Company’s Nonqualified Retirement Plan will be paid to him in a single lump sum as promptly as practicable after the first business day following the six-month anniversary of the Resignation Date (the “Payment Date”).

(ii)

The Company will provide the Executive coverage under the Company’s standard medical, dental and vision plans in which he participated prior to the Resignation Date, provided under COBRA (and will pay all COBRA premiums in connection therewith (the “COBRA Premiums”)), for the period from the Resignation Date until the earlier of (x) eighteen (18) months following the Resignation Date; or (y) the date on which the Executive becomes eligible for medical and dental coverage from a third party.

(iii)

The stock options listed on Schedule 2(iii) that were granted to the Executive pursuant to the Company’s 2004 Stock Incentive Plan and would have vested and become exercisable on or before December 31, 2008 (the “Accelerated Options”), shall vest as of the Resignation Date.  The Accelerated Options and the Executive’s previously outstanding vested stock options as listed on Schedule 2(iii) will remain exercisable for a period of two years following the Resignation Date.  All stock options heretofore granted to the Executive that are not scheduled to vest on or before December 31, 2008 are forfeited as of the Resignation Date.

(iv)

The  restricted stock listed on Schedule 2(iv) that was granted to the Executive pursuant to the Company’s 2004 Stock Incentive Plan and would have vested and become exercisable on or before December 31, 2008 (the “Accelerated Restricted Stock”), shall vest as of the Resignation Date.  All other restricted stock heretofore granted to the Executive that are not scheduled to vest on or before December 31, 2008 are forfeited as of the Resignation Date.

(v)

With respect to the performance units granted to the Executive under the Company’s 2002 Performance Unit Plan (the “Performance Unit Plan”), the Executive shall be paid the amounts to which he is entitled as of the Resignation Date under the Performance Unit Plan relating to the vested portions of the performance units granted to him on December 8, 2005 (the “2005 Grant”) and December 11, 2006 (the “2006 Grant”) on the date such payments are due to be paid under the Performance Unit Plan.  With respect to the portions of (i) the 2005 Grant, (ii) the 2006 Grant and (iii) the performance units granted to the Executive on December 13, 2007 (the “2007 Grant”) under the Performance Unit Plan that were not vested as of the Resignation Date but would have vested on or before December 31, 2008 (as set forth on Schedule 2(v) hereto, each an “Accelerated PUP”), the Company shall pay the Executive for such Accelerated PUP in accordance with the overall level of achievement under the original grant or upon a Change of Control (as defined in the Performance Unit Plan) at the time that payment is due and required to be made under the Performance Unit Plan.

(vi)

The Executive shall remain eligible for his cash incentive bonus payable for fiscal 2008 under the Company’s Incentive Compensation Plan, based upon his full 2008 salary (i.e., not prorated) and the achievement by the Company of the previously established performance objectives, with the discretionary component of the Executive’s bonus to be at the level of achievement of the performance objectives.   This amount shall be paid on or before March 15, 2009.

(vii)

The Company shall make a lump-sum payment to the Executive in respect of any unused vacation time as of the Resignation Date promptly after the expiration of the Revocation Period.

(viii)

To the extent that the Executive elects to receive a lump-sum payment under the Company’s Supplemental Retirement Plan, such amount will be paid to him in a single lump sum on the Payment Date.

(ix)

Except as provided explicitly in this Agreement, the Executive shall not be entitled to any other or further benefits from the Company, including, without limitation, participation in health and dental insurance plans, medical reimbursement plans, disability and life insurance plans, stock plans, 401(k) plans, and other plans.

3.

Release by the Executive.

(a)

Release.  In consideration of the Payments and Benefits and after consultation with counsel, the Executive, and each of the Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company and any of its subsidiaries, affiliates or predecessors (collectively, the “Company Group”) and each of their respective officers, employees, directors, shareholders and agents from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims arising under Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act of 1993, or any other federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of the Executive’s employment relationship with and service as an employee, officer or director of the Company Group, and the termination of such relationship or service; provided, however, that the release set forth in this paragraph 3(a) shall not apply to (1) the obligations of the Company under this Agreement or (2) any indemnification rights the Executive may have (x) under the Amended and Restated Indemnity Agreement between the Company and Executive or (y) in accordance with the Company’s governance instruments or under any director and officer liability insurance maintained by the Company with respect to liabilities arising as a result of the Executive’s service as an officer and employee of the Company (collectively, the “Company’s Indemnification Obligations”). The Releasors further agree that the Payments and Benefits shall be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that the Releasors may have against the Company Group arising out of the Executive’s employment relationship or the Executive’s service as an employee, officer and director of the Company Group and the termination thereof.

(b)

Specific Release of ADEA Claims.  In further consideration of the Payments and Benefits, the Releasors hereby unconditionally release and forever discharge the Company Group, and each of their respective officers, employees, directors, shareholders and agents from any and all Claims that the Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, the Executive hereby acknowledges and confirms the following: (1) the Executive was advised by the Company to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive's release of claims arising under ADEA and, the Executive has in fact consulted with an attorney; (2) the Executive was given a period of not fewer than twenty-one (21) days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; (3) the Executive is providing the release and discharge set forth in this paragraph 3(b) only in exchange for consideration in addition to anything of value to which the Executive is already entitled; and (4) that the Executive knowingly and voluntarily accepts the terms of this Agreement.

(c)

No Assignment.  The Executive represents and warrants that he has not assigned any of the Claims being released under this paragraph 3.

(d)

Claims.  The Executive agrees that he has not instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit, or administrative agency proceeding, or action at law or otherwise against any member of the Company Group or any of their respective officers, employees, directors, shareholders or agents with respect to the matters covered in subparagraphs (a) and (b) of this paragraph 3 and will not do so.

4.

Revocation.  This Agreement may be revoked by the Executive by a written instrument within the seven (7)-day period commencing on the date the Executive signs this Agreement (the

“Revocation Period”).  In the event of any such revocation by the Executive, all obligations of the parties under this Agreement shall terminate and be of no further force and effect as of the date of such revocation. No such revocation by the Executive shall be effective unless it is in writing and signed by the Executive and received by the Company prior to the expiration of the Revocation Period.

5.

Effective Date of Agreement.  This Agreement shall become effective as of the Resignation Date.

6.

Death.  In the event of the Executive's death, with respect to any payments, entitlements or benefits payable or due hereunder, references in this Agreement to “the Executive” shall be deemed to refer, where appropriate, to the Executive's legal representatives or his beneficiary or beneficiaries.

7.

Notices.  All notices required to be given hereunder shall be given in writing, by personal delivery or by mail at the respective addresses of the parties hereto set forth above, or at such other address as may be designated in writing by either party, and in the case of the Company, to the attention of the General Counsel of the Company.  Any notice given by mail shall be deemed to have been given three days following such mailing. Copies of all notices to the Executive shall be given to Richard F. Lane, 38 Hildene Way, The Woodlands, Texas 77382.

8.

Assignment and Successors.  This Agreement may not be assigned by the Executive or the Company except that the Company may assign this Agreement to any successor in interest to the Company, provided that such assignee assumes all of the obligations of the Company hereunder. As used in this Agreement, “the Company” shall mean the Company as defined above and any successor to its business and/or assets which by reason hereof assumes and agrees to perform this Agreement by operation of law, or otherwise.

9.

Governing Law.  This Agreement shall be governed by the laws of the State of Delaware, and any action to enforce the terms and conditions hereof shall be brought exclusively in the courts of the State of Delaware.  The parties also acknowledge and agree this Agreement involves a sum of money in excess of $100,000 and therefore the terms of Title 6, Section 2708, of the Delaware Code shall be applicable to any action brought hereunder.  Further, the Executive hereby submits to the jurisdiction of the courts of the State of Delaware for the purpose of litigating any action brought to enforce the terms and conditions of this Agreement.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

10.

No Implied Contract.  The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement.

11.

Entire Understanding; Amendments; Definitions.  This Agreement contains the entire understanding of the parties hereto relating to the subject matter herein contained, supersedes all prior agreements, understandings and writings (including but not limited to any Executive Severance Agreement between the Executive and the Company) except for the Company’s Indemnification Obligations, and can be amended only by a writing signed by both parties hereto.

12.

Waivers.  Waiver by either the Executive or by the Company of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

13.

Deductions and Withholdings.  All amounts payable under this Agreement shall be paid less deductions and income and payroll tax withholdings as may be required under applicable law and any benefits and perquisites provided to the Executive under this Agreement shall be taxable to the Executive as may be required under applicable law.

14.

Section 409A.

(a)

The Company acknowledges that the Executive is a “specified employee” as defined and applied in Section 409A of the Internal Revenue Code, as amended (the “Code”), and as such, may be subject to the imposition of certain excise taxes, interest and other penalties with respect to amounts or benefits payable under this Agreement in connection with his resignation hereunder in the event such payments or other benefits are found to constitute deferred compensation payments under Section 409A of the Code. Therefore, notwithstanding anything to the contrary in this Agreement, as of the Resignation Date, any Payments and Benefits or other payments due hereunder, that may constitute deferred compensation payments under Section 409A of the Code may not commence to the Executive until the Payment Date, except to the extent any regulations or guidance issued by the Internal Revenue Service under Section 409A of the Code does not subject such payments or benefits to Section 409A; provided, that any payments in respect of any Payments and Benefits due to the Executive under paragraph 2 (whether payable in a lump sum or in installments in accordance with the Company’s regular payroll practices or otherwise) that were so delayed during such six-month period shall be paid in the aggregate as soon as administratively practicable following the Payment Date; provided further, that the delivery to the Executive of any equity of the Company pursuant to paragraph 2 that was also so delayed during such six-month period will be delivered to him as soon as practicable following the Payment Date.  Notwithstanding the foregoing, in the event of the Executive’s death, the Executive shall be entitled to the amounts required to be paid on the Payment Date under paragraph 2 as of the first business day of the month immediately following such event and the Company shall make the required payments as promptly as practicable following such date.

(b)

Furthermore, if prior to the Payment Date, Section 409A is modified to allow for any of the payments to be provided hereunder to the Executive to be made prior to the Payment Date without additional cost to the Executive by reason of such earlier payments, then all such payments shall be accelerated and shall be made as promptly as practicable following the release of the modifications to Section 409A, in accordance with the terms of these modifications.

(c)

If any provision of this Agreement contravenes any regulations or Department of Treasury guidance promulgated under Section 409A of the Code, or could cause any amounts or benefits hereunder to be subject to taxes, interest or penalties under Section 409A of the Code, the Company may, in its sole discretion and without the Executive’s consent, modify the Agreement to: (i) comply with, or avoid being subject to, Section 409A of the Code and avoid the imposition of taxes, interest and penalties under Section 409A of the Code, and (ii) maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A of the Code. This paragraph 14 is not intended to create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under the Agreement will not be subject to interest and penalties under Section 409A of the Code.

15.

Counterparts.   This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

16.

Headings.   The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise expressly provided for in this Agreement, the word “including” or ay variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EXECUTIVE

SOUTHWESTERN ENERGY COMPANY

By:        /s/ RICHARD F. LANE

By:       /s/ STEVEN L. MUELLER

RICHARD F. LANE

Name:  Steven L. Mueller

            Title:  President & Chief Operating Officer

Schedule 2(iii)

The Executive’s Stock Options that vest on or before December 31, 2008 and are Accelerated Options under this Agreement and will remain Exercisable for a Period of Two Years from the Resignation Date

•

December 8, 2008 vesting of 15,806 shares from the stock option grant dated December 8, 2005 (as adjusted for stock split in 2008).

•

December 11, 2008 vesting of 14,567 shares from the stock option grant dated December 11, 2006 (as adjusted for stock split in 2008).

•

December 13, 2008 vesting of 14,626 shares from the stock option grant dated December 13, 2007 (as adjusted for stock split in 2008).

The Executive’s Vested Stock Options that will remain Exercisable for a Period of Two Years from the Resignation Date

•

53,512 Stock Options that were granted on December 17, 2000 (as adjusted for stock splits in 2005 and 2008).

•

50,000 Stock Options that were granted on December 20, 2001 (as adjusted for stock splits in 2005 and 2008).

•

97,556 Stock Options that were granted on December 11, 2002 (as adjusted for stock splits in 2005 and 2008).

•

105,122 Stock Options that were granted on December 10, 2003 (as adjusted for stock splits in 2005 and 2008).

•

98,936 Stock Options that were granted on December 9, 2004 (as adjusted for stock splits in 2005 and 2008).

•

31,614 Stock Options that were granted on December 8, 2005 (as adjusted for stock split in 2008).

•

14,566 Stock Options that were granted on December 11, 2006 (as adjusted for stock split in 2008).

This Schedule is subject to change following the Effective Date if any amount set forth herein is found to be incorrect or inconsistent with the Company’s records.

Schedule 2(iv)

The Executive’s Restricted Stock that vests on or before December 31, 2008

•

December 9, 2008 vesting of 9,160 shares from the restricted stock award on December 9, 2004 (as adjusted for stock splits in 2005 and 2008).

•

December 8, 2008 vesting of 3,335 shares from the restricted stock award on December 8, 2005 (as adjusted for stock split in 2008).

•

December 11, 2008 vesting of 2,920 shares from the restricted stock award on December 11, 2006 (as adjusted for stock split in 2008).

•

December 13, 2008 vesting of 3,055 shares from the restricted stock award on December 13, 2007 (as adjusted for stock split in 2008).

Schedule 2(v)

•

350 performance units granted on December 8, 2005:  233.33 units vested as of the Resignation Date; and 116.67 Accelerated PUPs, all payable in March 2009 in accordance with the Performance Unit Plan.

•

350 performance units granted on December 11, 2006:  116.67 units vested as of the Resignation Date; and 116.67 Accelerated PUPs, all payable in March 2010 in accordance with the Performance Unit Plan. 116.67 unvested units will be forfeited as of the Resignation Date.

•

500 performance units granted on December 13, 2007:  0 units vested as of the Resignation Date; and 166.67 Accelerated PUPs that will be payable in March 2011 in accordance with the Performance Unit Plan.  333.33 unvested units will be forfeited as of the Resignation Date.